Exhibit 4.7(ii)

Portions of this exhibit have been omitted in accordance with Form 20-F’s Instructions as to Exhibits.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

PURCHASE AND SALE CONTRACT

Contract No.: WB-WB20250613001

Purchaser (Buyer): Zhoushan Wubang Energy Chemical Industry Co., Ltd. (hereinafter referred to as “Party A”)

Supplier (Seller): WIPO (Shanghai) New Energy Technology Co., Ltd. (hereinafter referred to as “Party B”)

WHEREAS, the Buyer requires, for its operational needs, to purchase wireless charging modules from the Seller, the Parties, after negotiation, hereby enter into this Contract on the following terms and conditions.

Article 1 — Scope of Supply and Price

1.1 Product Details

No.	Item Name	Specification / Model	Quantity (pcs)	Unit Price (RMB)	Amount (RMB)	Total (RMB)	Remarks
1	Wireless Charging Module	WIPOCG 64K	580	[REDACTED] Price Confidential Treatment Requested	[REDACTED] Price Confidential Treatment Requested	[REDACTED] Price Confidential Treatment Requested	Incl. freight
Total						[REDACTED] Price Confidential Treatment Requested

1.2 Total Contract Price

The total contract price is RMB [REDACTED] (CNY [REDACTED])[Price Confidential Treatment Requested], inclusive of all costs associated with the goods, packaging, transportation to the delivery location, and VAT.

Article 2 — Shipping Documents

Upon delivery, the Seller shall provide the Buyer with one (1) set of the following documents: a delivery note, product user manual(s), and product certificate(s) of conformity.

Article 3 — Delivery Time, Place, and Acceptance

3.1 Delivery Time

The Seller shall complete delivery within sixty (60) working days from the effective date of this Contract.

3.2 Delivery Place and Acceptance

The Seller shall deliver the goods to the delivery location designated by the Buyer under this Contract. The Buyer shall inspect and accept the goods at the designated delivery location. Upon acceptance, the Buyer shall sign the delivery receipt, which shall serve as confirmation of delivery.

Article 4 — Quality Assurance

4.1

The Seller shall provide qualified, brand-new goods in accordance with the Product Quality Law of the People’s Republic of China and applicable national product standards. The quality assurance and performance of the goods shall conform to the technical specifications set forth in this Contract.

4.2

The Seller warrants that the goods supplied, upon transfer of title to the Buyer, shall in addition to satisfying the requirements of Section 4.1 above, also conform to the quality requirements of the Buyer.

4.3

If any shortage, defect, or non-conformity of the goods with the technical specifications is discovered and is attributable to the Seller, the Buyer shall have the right to raise a claim against the Seller in accordance with Article 8 (Default Liability) of this Contract.

4.4 Warranty Period

The quality warranty period for the goods shall be one (1) year from the date of successful acceptance of the goods.

Article 5 — Payment Settlement

After execution of this Contract, the Buyer may make payments in installments. The full purchase price shall be settled within sixty (60) calendar days from the date of the invoice. The Seller shall issue a VAT invoice at the rate of 13% for the corresponding amount.

Article 6 — Default Liability

6A. Supplier’s (Party B’s) Liability for Breach of Contract

6A.1 1. If the Supplier fails to deliver the goods within the delivery period specified in the Contract due to reasons attributable to the Supplier, the Supplier shall pay liquidated damages to the Purchaser at a rate of 0.01% (one ten-thousandth) of the price of the delayed goods for each day of delay beyond the first 7 days (any fraction of a day shall be counted as one full day), provided that the total liquidated damages shall not exceed 10% of the total contract price.

6A.2 If the Supplier delays delivery for more than one month, the Purchaser shall have the right to terminate this Contract and may return all or part of the goods already delivered by the Supplier. The Supplier shall unconditionally accept such return and bear all costs and losses incurred by the Purchaser as a result thereof.

6A.2.1

2. If the goods supplied by the Supplier do not conform to the national standards or the provisions of this Contract in terms of quantity, type, specifications, technical standards, or other aspects, the Supplier shall, in accordance with the Purchaser’s written notice, take the following actions:

(1) The Supplier shall be responsible for replacing the defective goods with new goods that conform to the national standards and the Purchaser’s requirements for specifications, quality, and performance, and shall bear all replacement costs and the losses caused to the Purchaser thereby.

(2) The Supplier shall unconditionally accept the return of goods rejected by the Purchaser upon inspection (including but not limited to quantity discrepancies, model discrepancies, quality defects discovered upon inspection, incomplete accompanying documentation, etc.), and the Supplier shall bear all losses caused to the Purchaser thereby.

If the Supplier fails to provide a written response within 7 days after receiving the Purchaser’s aforesaid written notice of replacement or return, the Supplier shall be deemed to have accepted the Purchaser’s notice and demand. If within 10 days after the aforesaid 7-day period the Supplier fails to attend in person or respond in writing to handle the relevant matters in either of the manners requested by the Purchaser, the Purchaser shall have the right to unilaterally terminate the Contract, place the goods already delivered by the Supplier at a location deemed reasonable by the Purchaser, and notify the Supplier accordingly. The Supplier shall bear all risks of damage to or loss of the goods caused by reasons attributable to the Supplier, and the Supplier shall simultaneously be liable to the Purchaser for breach of contract due to delayed delivery.

6B. Purchaser’s (Party A’s) Liability for Breach of Contract

6B.1

1. The Purchaser shall not, on the pretext of the Supplier’s liability for breach of contract as set forth above, improperly or abusively exercise its contractual rights to restrict or obstruct the Supplier’s right to demand payment. Otherwise, the aforesaid provisions governing the Supplier’s liability for breach of contract shall apply reciprocally and mutatis mutandis to the Purchaser.

6B.2.

If the Purchaser fails to pay the purchase price in accordance with the provisions of this Contract, the Purchaser shall pay liquidated damages (penal in nature) to the Supplier at a rate of 1% of the contract amount for each day of delay.

6B.3

3. If the Purchaser’s breach of contract causes losses to the Supplier, the Supplier shall have the right to demand that the Purchaser pay the actual costs and expenses incurred by the Supplier in enforcing its rights, including but not limited to attorney’s fees, litigation costs, property preservation fees, guarantee bond fees paid to insurance companies for securing property preservation measures, appraisal fees, expert evaluation fees, enforcement costs, etc. The Purchaser agrees to unconditionally bear liability for all such compensation.

Article 7 — Force Majeure

If the performance of this Contract is affected by force majeure events such as war, severe floods, typhoons, earthquakes, landslides, epidemics, or other such events for either party, the affected party shall promptly notify the other party and request an extension of the time for performance of the affected obligations corresponding to the duration of such event. A force majeure event refers to an event that could not have been foreseen by the parties at the time of entering into this Contract, and whose occurrence and consequences are insurmountable and unavoidable.

The obligated party shall continue to perform all other obligations under this Contract that are not directly affected by the force majeure event. If the force majeure event continues for more than 10 days, the parties may resolve the question of whether to continue performance of this Contract through friendly consultation.

Article 8 — Dispute Resolution

All disputes arising out of or in connection with the performance of this Contract shall be resolved by the parties through friendly consultation. If no settlement can be reached through consultation, either party may submit the dispute to the people’s court at the place where either party is domiciled.

Article 9 — Termination

9.1

Upon full performance of all terms and conditions of this Contract in accordance with the agreement.

9.2

Where either party breaches the Contract, the other party may terminate the Contract by giving notice to the breaching party in accordance with the provisions of this Contract.

Article 10 — Miscellaneous

10.1

This Contract shall become effective upon being signed and sealed by the legal representatives or duly authorized representatives of both parties. This Contract is executed in two (2) originals, with Party A and Party B each holding one (1) original, each having equal legal effect. Any amendment to this Contract shall be communicated by the parties to each other in writing and a written supplementary agreement shall be executed as an appendix to this Contract, which shall have the same legal effect as this Contract. Electronic fax copies, scanned copies, and photographed copies of this Contract shall have the same legal effect.

Signature Page

Buyer (Party A) Zhoushan Wubang Energy Chemical Industry Co., Ltd. (Seal): ________________________	Seller (Party B) WIPO (Shanghai) New Energy Technology Co., Ltd. (Seal): ________________________
Legal Representative or Authorized Representative (Signature): ________________________	Legal Representative or Authorized Representative (Signature): ________________________
Date: ___2025-06-13_______	Date: ____2025-06-13______

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